UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2016 (November 1, 2016)

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

3636 Nobel Drive, Suite #325, San Diego, CA 92122
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 1, 2016, the Company received notification from the Nasdaq Stock market indicating that the Company was granted an additional 180 day period to regain compliance with Nasdaq Rule 5550(a)(2) that requires listed securities to maintain a minimum bid price of $1.00 per share.  The Company has until May 1, 2017 to regain compliance by demonstrating that the bid price of the Company’s common stock has closed at $1.00 per share or more for a minimum of ten consecutive business days at any time from now until such date.  We intend to monitor the bid price of our stock and consider available options, including a possible reverse stock split, if our stock does not trade at a level likely to result in us regaining compliance with Nasdaq’s minimum bid price rule by May 1, 2017.

Except for the factual statements made herein, information contained in this report consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words such as “believes,” “intends,” “expects,” “plans,” and similar expressions, or the use of future tense or indications of future action, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of action or performance and actual actions or events could differ materially from those contained in such statements. For example, there can be no assurance that the Company can or will ultimately meet the specific requirements of Nasdaq, remain listed on a Nasdaq market or take a specific action, like a reverse stock split. Reference is also made to other factors detailed from time to time in periodic and current reports and other filings filed with the Securities and Exchange Commission. The forward-looking statements contained in this report speak only as of the date of this report and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this report, unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Vernon A. LoForti
Vernon A. LoForti
Date:	November 2, 2016	Chief Financial Officer